Exhibit 99.1

For Release:              Immediately

Contact:                      John D. Swift, Chief Financial Officer

MOHAWK INDUSTRIES, INC. ANNOUNCES RECORD

FOURTH QUARTER AND YEAR NET EARNINGS

Calhoun, Georgia, February 6, 2003 - Mohawk Industries, Inc. (NYSE:MHK) today announced record net earnings and diluted earnings per share (EPS) for the fourth quarter of 2002 with $84,201,000 (42% above last year) in net earnings or $1.25 per share (13% above last year).  These are the highest quarterly earnings and EPS ever recorded by the company.     This compares to $59,193,000 in net earnings or EPS of $1.11 for the fourth quarter of 2001.  This improvement was the result of the Dal-Tile merger, internal growth of Mohawk products, manufacturing cost improvements and efficiencies in selling, general and administrative costs.  Net sales for the quarter increased 34% to $1,203,476,000 compared to $895,798,000 for the fourth quarter of 2001.  The sales increase was attributable to the Dal-Tile merger, one additional day in the current quarter and internal growth of Mohawk products.  Total net sales for the fourth quarter increased 5%, including Dal-Tile on a proforma basis.  The Mohawk segment net sales of $919,951,000 grew 2% excluding the one additional day, primarily from hard surface products.  The Dal-Tile segment net sales of $283,525,000 grew 9% (excluding the one additional day) on a proforma basis primarily from growth in residential products.

Net earnings for the year 2002 were $284,489,000 (51% above last year) and EPS was $4.39 (24% above last year).  These are the highest earnings and EPS ever recorded by Mohawk. This compares to $188,592,000 in net earnings for the year 2001 or EPS of $3.55.  This improvement was attributable to the Dal-Tile merger, internal growth of Mohawk products, manufacturing cost improvements and efficiencies in selling, general and administrative costs.   Net sales for the year 2002 were $4,522,336,000, representing a 31% increase over 2001 net sales of $3,445,945,000.  The Mohawk segment net sales of $3,624,156,000 grew 5% compared to last year.  The Dal-Tile segment proforma net sales of $1,134,225,000 grew 9% compared to 2001 sales ($1,036,794,000).  The total company net sales for the year increased 6%, including Dal-Tile on a proforma basis.

In commenting on the fourth quarter performance, Jeffrey S. Lorberbaum, President and CEO, stated, "I am proud to report another record quarter and year for our company.  In light of the sluggish economy, rising oil prices and other pressures on our business, these results are extraordinary and point to the commitment our company has to maximizing shareholder value.  We are focused on responding quickly to the current economic environment in order to maintain our high level of performance.   Dal-Tile, which was acquired on March 20, 2002, was accretive to our EPS by approximately $0.12 for the year.  Dal-Tile continues to record strong performances each quarter, validating our acquisition strategy to position Mohawk as a leader in all floorcovering products.  We now have approximately 30% of our total sales in hard surface products, and we plan to continue to increase our market share of ceramic tile, wood, laminate and vinyl floorcovering products.  The Mohawk segment sales growth for the fourth quarter reflected the slowing sales for the carpet and rug industry.  The Dal-Tile segment continues to expand its market share as we broaden our customer base and increase our product offering.  Our consolidated operating margin was at a record level this quarter.

The higher operating income in the Mohawk segment is due to the impact of on-going efforts to reduce costs with the biggest impacts in favorable manufacturing variances as well as reductions in selling, general and administrative expenses.  These lower costs were a combination of one-time and reoccurring reductions including maintenance, utility, sample and bad debt expenses.  Our focus on better working capital management and strong cash flow is reflected in the continued reduction of our debt.  We reduced our total debt by approximately $125,000,000 in the fourth quarter and by approximately $330,000,000 since the end of the first quarter (when Dal-Tile was acquired) resulting in a debt to capitalization ratio of 29% at the end of 2002.  This debt reduction was after the repurchase of 242,000 shares of stock during the fourth quarter and 1,371,000 shares during the year.  The company has approximately 4,600,000 shares open to repurchase from its original authorization.  Our inventory levels increased since last year only in the hard surface areas in order to meet the needs of that growing business.  We reduced accounts receivable from earlier periods with our days sales outstanding going from 42 days at the end of 2001 to 39 days at the end of 2002.

Our integration of the Dal-Tile merger continues to progress according to plan.  Integration of administrative functions is completed.  Our plan for the integration of Mohawk and Dal-Tile computer systems is to complete it during 2004."

Included in interest expense for the fourth quarter is a charge for approximately $10,700,000 related to an interest rate hedge on approximately $100,000,000 principal amount of variable-rate debt.  This charge results from continued reduction of the company's debt.  As the variable-rate debt falls below $100,000,000, the accounting rules require the loss to be recognized as a reduction to earnings in the fourth quarter.  This charge has no impact on cash flow and the hedge contract continues in effect until the January 2006 expiration date.  Depending on the change in interest rates the hedge contract could have an accounting impact on the future.

The effective income tax rate was reduced when compared to the first half of 2002 due to tax credits realized in the third and fourth quarters of 2002 totaling approximately $5,000,000.

Our industry is affected by consumer confidence and business expenditures over the short term.  Both have had negative impacts on the soft surface businesses during the fourth quarter and early first quarter.  Also, the potential for war in Iraq has caused consumers and businesses to defer purchases until some of the uncertainty is resolved.  At this time, Mohawk anticipates that the first quarter of 2003 EPS will be flat to 6% above 2002 and second quarter of 2003 will be 3% to 10% above last year.  We believe there is substantial pent up demand, which is waiting for the resolution of the Iraq conflict.  As the economy improves, we expect the industry and Mohawk to benefit from these postponed purchases.  We operate the business with a long-term view, which continues to place us in a strong position for the future.

The majority of Dal-Tile's first quarter 2002 results are not included in Mohawk's 2002 first quarter since the acquisition of Dal-Tile was not completed until March 20, 2002.  The 2002 first quarter Dal-Tile net sales and operating income up to March 20, 2002 were $236,045,000 and $31,804,000, respectively.

Certain of the statements in the immediately preceding paragraphs, particularly anticipating future financial performance, business prospects, growth and operating strategies, proposed acquisitions, and similar matters, and those preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "intends," "estimates," or similar expressions constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  Those statements are based on many assumptions including assumptions regarding the Company's ability to maintain its sales growth and gross margins and to control costs.  These or other assumptions could prove inaccurate and therefore, there can be no assurance that the "forward-looking statements" will prove to be accurate.  Forward-looking statements involve a number of risks and uncertainties.  The following important factors affect the future results of Mohawk and could cause those results to differ materially from those expressed in the forward-looking statements: materially adverse changes in economic conditions generally in the floorcovering markets served by Mohawk; competition from other floorcovering manufacturers, raw material prices; timing and level of capital expenditures; the successful integration of acquisitions including the challenges inherent in diverting Mohawk's management attention and resources from other strategic matters and from operational matters for an extended period of time; the successful introduction of new products; the successful rationalization of existing operations; and other risks identified from time to time in the Company's SEC reports and public announcements.

Mohawk is a leading supplier of flooring for both residential and commercial applications and a producer of woven and tufted broadloom carpet, rugs and ceramic tile.  The Company designs, manufactures and markets premier carpet brand names, which include "Mohawk," "Karastan," "Aladdin," "Bigelow Commercial," "Custom Weave," "Durkan," "Galaxy," "Helios," "Horizon," "Mohawk Commercial," "World," and "Wunda Weve."  Mohawk offers a broad line of home products including rugs, throws, pillows and bedspreads under the brand names Aladdin, Goodwin Weavers, Karastan, Mohawk Home and Newmark.  Mohawk manufactures and distributes ceramic tile and natural stone products under the brand names Dal-Tile, Mohawk and American Olean.   Mohawk also offers other products that include laminate, wood and vinyl flooring and carpet padding under the Mohawk brand name.

There will be a conference call Friday, February 7, 2003 at 11:00 AM Eastern Time.

The telephone number to call is 1-800-603-9255 for US/Canadian calls and (706) 634-2294 for international calls.  A conference call replay will also be available until Friday, February 14, 2003 by dialing 1-800-642-1687 for US/local calls and (706) 645-9294 for international calls and entering Conference ID # 8300488.

DATES FOR FUTURE PRESS RELEASES AND CONFERENCE CALLS:

	PRESS RELEASE	CONFERENCE CALL
4th QUARTER 2002	FEBRUARY 6, 2003	FEBRUARY 7, 2003	11:00 AM (800-603-9255)
1st QUARTER 2003	APRIL 16, 2003	APRIL 17, 2003	11:00 AM (800-603-9255)
2nd QUARTER 2003	JULY 16, 2003	JULY 17, 2003	11:00 AM (800-603-9255)
3rd QUARTER 2003	OCTOBER 16, 2003	OCTOBER 17, 2003	11:00 AM (800-603-9255)
4th QUARTER 2003	FEBRUARY 5, 2004	FEBRUARY 6, 2004	11:00 AM (800-603-9255)

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statement of Earnings Data	Three Months Ended		Twelve Months ended
(Amounts in thousands, except per share data)
	December 31, 2002	December 31, 2001	December 31, 2002	December 31, 2001

Net sales	$ 1,203,476	895,798	4,522,336	3,445,945
Cost of sales	860,800	675,796	3,285,222	2,613,043

Gross profit	342,676	220,002	1,237,114	832,902
Selling, general and administrative expenses	179,773	122,419	718,002	505,745

Operating income	162,903	97,583	519,112	327,157
Interest expense	26,595	5,734	68,972	29,787
Other (income) expense, net	6,620	1,860	6,511	5,954

Earnings before income taxes	129,688	89,989	443,629	291,416
Income taxes	45,487	30,796	159,140	102,824

Net earnings	$ 84,201	59,193	284,489	188,592

Basic earnings per share	$ 1.27	1.12	4.46	3.60

Weighted-average common shares outstanding	66,329	52,631	63,723	52,418

Diluted earnings per share	$ 1.25	1.11	4.39	3.55

Weighted-average common and dilutive potential
common shares outstanding	67,188	53,501	64,861	53,141

Other Financial Information
(Amounts in thousands)

Depreciation & amortization	$ 26,442	21,471	101,942	84,167

Capital expenditures	$ 37,862	11,960	111,934	52,913

Consolidated Balance Sheet Data
(Amounts in thousands)
			December 31, 2002	December 31, 2001

ASSETS
Current assets:
Receivables			$ 501,129	404,875
Inventories			678,008	531,405
Prepaid expenses			37,368	24,884
Deferred income taxes			82,074	70,058

Total current assets			1,298,579	1,031,222
Property, plant and equipment, net			855,324	619,703
Goodwill			1,277,453	109,167
Other assets			165,387	8,393

			$ 3,596,743	1,768,485

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt			$ 27,427	158,366
Accounts payable and accrued expenses			589,283	423,495

Total current liabilities			616,710	581,861
Long-term debt, less current portion			793,000	84,955
Deferred income taxes and other long-term liabilities			204,154	153,118

Total liabilities			1,613,864	819,934
Total stockholders' equity			1,982,879	948,551

			$ 3,596,743	1,768,485

Segment Information	As of or for the Three Months Ended		As of or for the Twelve Months Ended
(Amounts in thousands)
	December 31, 2002	December 31, 2001	December 31, 2002	December 31, 2001

Net sales:
Mohawk	$ 919,951	895,798	3,624,156	3,445,945
Dal-Tile	283,525	-	898,180	-

Consolidated net sales	$ 1,203,476	895,798	4,522,336	3,445,945

Operating income:
Mohawk	$ 123,842	103,950	388,422	336,672
Dal-Tile	44,627	-	139,888	-
Corporate and eliminations	(5,566)	(6,367)	(9,198)	(9,515)

Consolidated operating income	$ 162,903	97,583	519,112	327,157

Assets:
Mohawk			$ 1,638,336	1,656,812
Dal-Tile			1,832,701	-
Corporate and eliminations			125,706	111,673

Consolidated assets			$ 3,596,743	1,768,485